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                                                                  Exhibit 10.7

                                    DYAX CORP
                               One Kendall Square
                             Building 600, 5th Floor
                               Cambridge, MA 02139

May 21, 1999


Mr. Scott Chappel, Ph.D.
125 Canton Avenue
Milton, MA 02186


Dear Scott:

This letter sets forth our understanding of your employment by Dyax Corp. in the position of Senior Vice President, Research. You will be reporting directly to the President of the Therapeutics and Diagnostics Division, who is Ed Cannon.

I understand that you will begin working with us full-time on June 14, 1999 (the "Effective Date"). This agreement will be for a term of 3 years from the Effective Date, unless earlier terminated as herein provided.

Dyax will pay you a base salary of $200,000 per year ($16,666.67 per month), which is subject to review on an annual basis by the Compensation Committee of the Board of Directors (the "Committee"), but it shall in no event be reduced below the initial base salary. In addition, for the 1999 calendar year, you will be eligible for a bonus of $50,000 based on specific individual and corporate objectives set by the Chief Executive Officer, with the Committee to determine achievement of the bonus at the end of the year. The bonus for which you will be eligible in subsequent calendar years will be reasonably adjusted by the Committee to reflect Company performance but it shall in no event be reduced below $50,000 per year. All payments shall be made to you in accordance with Dyax's standard payroll practices.

Subject to approval by the Committee, Dyax agrees to grant you two options to purchase shares of Dyax Common Stock. The first option will be for 75,000 shares vesting monthly in equal installments over 48 months beginning with the date of your employment. The second option for 75,000 shares will vest on the fourth anniversary of the date of grant; provided, however, that vesting shall accelerate as to equal thirds of the option shares upon the occurrence of any of the following three events (and as to all option shares upon the occurrence of all such events), as determined in good faith by the Committee: (i) the signing of an agreement for a new corporate colloboration, or an expansion of an existing corporate collaboration, for development of a therapeutic or diagnostic product candidate, either of which agreement has been negotiated with substantial participation by you and which provides for at least $500,000 of additional funding for research to be performed by the Company and at least $3,000,000 of other milestone


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payments to the Company; (ii) delivery of a lead therapeutic or diagnostic product candidate that is ready for preclinical testing without further evaluation or modification; and (iii) delivery of a lead affinity separations product candidate that has been developed using the Company's phage display technology and that is ready for testing in the Company's separations products. Such options shall be granted at the fair market value price on the date of grant, as determined by the Committee, and shall be subject to Dyax's 1995 Equity Incentive Plan and the standard terms and conditions of its stock options, except that all options exercisable as of the date of termination shall continue to be exercisable from that date until twelve months thereafter. All options shall be treated as incentive stock options, except as may be required by law to be treated as nonstatutory stock options upon grant or upon exercise, including treatment as nonstatutory stock options if they are exercised more than 90 days after termination of employment.

Management will also recommend to the Committee that on or before the Effective Date the Company make a loan to you of up to $100,000 to refinance an existing loan from your former employer. The loan, which shall be evidenced by a promissory note from you to the Company, will bear interest at the prime rate (as published from time to time in The Wall Street Journal) plus one percent (1.0%), and shall become due and payable immediately upon termination of your employment for cause and within 30 days after termination of your employment with the Company for any other reason. You agree to apply such the proceeds of the Company loan as are required to pay off the existing loan, and you agree to enter into a pledge and security agreement (on such terms as the Company may reasonably require) to pledge, as collateral for the loan, securities having a combined market value of at least 125% of the outstanding principal balance of the loan, which securities may include any existing marketable securities owned by you and any shares of capital stock of the Company (valued at the fair market value thereof most recently determined by the Committee) that you may acquire hereafter, whether through the exercise of options or otherwise. At the end of each year of your employment with the Company, $20,000 of the principal amount of the loan , plus all accrued interest to date, will be forgiven; and upon your death or permanent disability the loan's remaining balance of principal and interest shall be forgiven in full. You understand that such forgiven amounts will be deemed to be taxable income to you, for which additional tax withholding by the Company may be required.

You will be eligible to participate in the Company's employee benefits, in the same manner provided generally to the Company's senior executives, including health and dental insurance, paid vacation time, 401(k) Savings Plan, disability insurance and life insurance. Dyax requires that you execute the Company's standard Employee Confidentiality Agreement (copy attached), and comply with federal and state employment laws and regulations. Notwithstanding the Employee Confidentiality Agreement, it is also understood and agreed that you shall retain ownership, and that you neither relinquish nor waive any rights to, manuscripts, treatises and other copyrightable material generated prior to your employment with the Company.

In the event your employment is terminated by the Company without cause, Dyax agrees to continue to pay you your monthly base salary for a period of six months as severance, and to continue such payments from month-to-month (or any pay period during the month) thereafter, for up to an additional six months, for so long as you have not obtained employment in compensable work in any capacity {in which your aggregate cash compensation is not materially less than the salary and bonus provided to you hereunder. All earned but unpaid bonuses and


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accrued vacation time shall also be paid upon termination. However, payment of such severance and all other amounts then due you shall be subject to set-off against amounts then due you under your Company loan, and all other benefits and vesting of your options will terminate as of the date of termination. If your employment is terminated for cause by the Company or is terminated by you for any reason, your compensation, benefits and stock option vesting shall cease as of the termination date and your loan shall be due as provided above. For purposes of this offer, "cause" shall mean the gross neglect in the performance of your duties or the commission of an act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors. Subject to the foregoing, either party may terminate this agreement at any time.

You represent and warrant to us that by entering into and performing this agreement you will not be in breach of any previously existing agreement to which you are a party or by which you are bound. The Company represents and warrants to you that by entering into and performing this agreement it will not be in breach of any previously existing agreement to which it is a party or by which it is bound, and that this agreement has been duly approved by the Committee, which is duly authorized to provide such approval, and that the Committee has authorized me to execute and deliver this agreement and to carry out the terms of this agreement.

If this agreement accurately sets forth our understanding of your employment by Dyax, please sign both copies of this letter and return one copy to me by no later than 5:00 p.m. on May 24, 1999. We very much look forward to having you join Dyax, and believe that you can make significant contributions to the growth of our operations.

AGREED to by and on behalf of DYAX CORP.


/s/ HENRY E. BLAIR
- ------------------------------------
Henry E. Blair
Chairman and Chief Executive Officer


AGREED TO:


/s/ SCOTT CHAPPEL


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                     DYAX EMPLOYEE CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (the "Agreement") is made this 21st day of May, 1999.

BETWEEN

         DYAX CORP., a Delaware corporation, having its principal place of business at One Kendall Square, Bldg. 600, 5th Floor, Cambridge, MA 02139, and its affiliates, ("Dyax"), and

         Scott Chappel, Ph.D.(the "Employee").

1.       EMPLOYEE RESTRICTIONS.

         In consideration of, and as a condition of the Employee's continued employment with Dyax, the Employee agrees as follows:

(a) CONFIDENTIAL INFORMATION: As of the date of the Employee's employment by Dyax and thereafter, the Employee shall treat as strictly confidential all proprietary, secret, unpublished and confidential information and materials which relate to the business or interests of Dyax, including, but not limited to, the business plans, technical projects, trade secrets, know-how, operations, customer lists, research datum or results, inventions, formulas, cell lines, chemical and biological compounds, products and processes developed by or for Dyax (the "Confidential Information"). The Employee shall not disclose or use Confidential Information in any manner or form other than in performance of the services required during his/her employment by Dyax.

(b) ASSIGNMENT OF RIGHTS: Any and all information, data, inventions, discoveries, formulas, biological or chemical materials, notebooks and other work product which the Employee conceives, develops or acquires during his/her employment with Dyax, and for a period of six (6) months after the termination date of his/her employment with Dyax, which directly or indirectly relates to work performed for Dyax (the "Proprietary Property"), shall be the sole and exclusive property of Dyax. The Employee shall promptly execute any and all documents necessary to assign this property to Dyax.

(c) INTELLECTUAL PROPERTY: During the Employee's employment at Dyax, the Employee shall promptly assist with and execute any and all applications, assignments or other documents which an officer or director of Dyax shall deem necessary or useful in order to obtain and maintain patent, trademark or other intellectual property protection for Dyax's products or services. After the termination date of his/her employment with Dyax the Employee shall use reasonable efforts to assist Dyax on intellectual property matters as they relate to his/her employment, and Dyax shall reasonably compensate the Employee for his/her time and expense.

(d) DYAX PROPERTY: Upon termination of the Employee's employment with Dyax, the Employee shall return and deliver to Dyax all copies of Confidential Information (as defines in (a) above) and all Proprietary Property (as defined in (b) above and all other property furnished to the Employee by Dyax, including, without limitation, documents, records, notebooks and


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equipment. The Employee shall not take with him/her any such property, except as expressly authorized in writing by an officer or director of Dyax.

(e) NON-SOLICITATION: As of the date of the Employee's employment by Dyax and for a period of one (1) year after the termination date of his/her employment at Dyax, the Employee shall not directly or indirectly solicit on behalf of himself or others (i) the employment of any employees or exclusive consultants of Dyax, or (ii) any of the business being conducted by Dyax or being actively pursued by Dyax with any customer or partner.

2.       SCOPE OF THIS AGREEMENT

(a) The provisions of this Agreement shall survive the termination of the Employee's employment with Dyax.

(b) The Employee acknowledges that the restrictions contained in this Agreement are reasonable in view of the nature of the business in which Dyax is engaged and the Employee's knowledge of Dyax business.

(c) Dyax is permitted to assign its rights and obligations under this Agreement.

(d) The Employee also acknowledges that any breach of this Agreement any cause Dyax irreparable harm for which Dyax would be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of restraining the Employee from committing or continuing any violation of this Agreement. Any right to obtain such equitable relief will not be deemed a waiver of any right to assert any other remedy or request any other relief which Dyax may have under this Agreement or otherwise at law or in equity.

(e) If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or determined unenforceable, the remaining provisions of this Agreement shall remain unaffected and enforceable. In addition, if any provision of this Agreement shall be held to be excessively broad as to time, duration, geographical scope, activity or subject, the provision shall be construed so as to be enforceable to the extent compatible with the applicable law.


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(f) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

AGREED:

         EMPLOYEE                                    DYAX  CORP.


         /s/ SCOTT CHAPPEL                           /s/ HENRY E. BLAIR
         -----------------------------               --------------------------
         (signature)                                 (signature)


         SCOTT CHAPPEL                               CHAIRMAN & CEO
         -----------------------------               --------------------------
         (name)                                      (title)


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